[FOR IMMEDIATE RELEASE]

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Brian Prenoveau, CFA	Matt Zachowski
Integrated Corporate Relations	Intermarket Communications
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NYFIX FILES FIRST QUARTER 2007 10-Q

OVERALL REVENUES UP 17% OVER FIRST QUARTER 2006

New York, NY August 15, 2007: NYFIX, Inc. (Pink Sheets: NYFX) (“NYFIX” or the “Company”), a trusted provider of innovative solutions that optimize trading efficiency, today announced the filing of its first quarter 2007 10-Q. Financial highlights from the first quarter 2007 include:

•	Revenues of $27.7 million, a 17% increase over revenues of $23.7 million for first quarter 2006.
•	A 23% increase in net revenues for the FIX Division to $13.9 million, as compared to $11.3 million for first quarter 2006.
•	A 40% increase in net revenues for the Transaction Services Division to $10.2 million, as compared to $7.3 million for first quarter 2006.
•	A 31% decrease in net revenues for the OMS Division to $3.6 million, as compared to $5.2 million for first quarter 2006.
•	Gross profit of $13.4 million, a 20% increase over the gross profit of $11.2 million for first quarter 2006.
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A net loss of $(6.3) million compared to a net loss for first quarter 2006 of ($4.3) million. (Note: net loss amounts exclude the impact of accumulated preferred dividends applicable to common stockholders which were $1.7 million and none for first quarter 2007 and first quarter 2006, respectively.)

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Adjusted net income and earnings before interest, taxes, depreciation and amortization (EBITDA) of $0.4 million and $2.1 million, respectively, compared to adjusted net income and EBITDA of $0.6 million and $3.5 million, respectively for first quarter 2006. NYFIX uses adjusted net income and EBITDA, which exclude certain non-cash and non-operating items calculated under U.S. generally accepted accounting principles (GAAP), as Non-GAAP financial measures to provide a more enhanced evaluation of its operating results. The table below reconciles the adjusted net income and EBITDA amounts disclosed above to the reported GAAP amounts:

	Three Months Ended March 31,
(in millions)	2007	2006

Net loss reported under GAAP	$(6.3)	$(4.3)
Adjustments for certain expense (income) items:
SEC investigation and related restatement and other expenses	3.6	4.1
Transitional rebuilding and remediation costs	1.7	—
Transitional employment costs	1.0	0.2
Non-cash stock compensation	0.1	0.3
Discontinued operations	—	0.2
Other	0.3	0.1
Adjusted net income	$0.4	$0.6
Adjusted net income	$0.4	$0.6
Interest (income) expense, net	(1.1)	—
Depreciation and amortization	2.8	2.9
Adjusted EBITDA	$2.1	$3.5

NYFIX has been incurring significant transitional rebuilding and remediation expenses, to remediate deficiencies as well as improve critical operational systems and processes, including technology infrastructure and management information systems to improve scalability, and to resolve certain historical administrative issues. In addition, NYFIX has been incurring significant transitional employment costs to build critical teams, retain key employees, and improve various operational capabilities while remediating related skill gaps to improve scalability. NYFIX expects its reported results for the remainder of 2007 to continue to reflect significant amounts of these costs as well as continued costs related to the options investigations and litigations and other related expenses.

Use of Non-GAAP Financial Measures

The use of Non-GAAP financial measures is intended to provide additional clarity of the Company’s financial results. The Company does not intend for these Non-GAAP financial measures to be considered in isolation or as a substitute for any GAAP measure. These Non-GAAP financial measures, as presented, may not be comparable to similarly titled measures of other companies.

About NYFIX, Inc.

A pioneer in electronic trading solutions, NYFIX continues to transform trading through innovation. The NYFIX Marketplace™ is a global community of trading counterparties utilizing innovative services that optimize the business of trading. NYFIX Millennium® provides the NYFIX Marketplace™ with new methods of accessing liquidity. NYFIX also provides value-added informational and analytical services and powerful tools for measuring execution quality. A trusted business partner to the buy-side and sell-side alike, NYFIX enables ultra low touch, low impact market access and end-to-end transaction processing. For more information, please visit www.nyfix.com.

This press release and any related discussions may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. This press release and any related discussions may include forward-looking statements about transitional rebuilding and remediation expenses, transitional employment costs and continued costs related to options investigations and litigations.   We have no duty to update these statements.  Actual future events, circumstances, performance and trends could materially differ from those set forth in these statements due to various factors, including but not limited to: general economic conditions; the impact of the Company recording a significant impairment charge relating to its goodwill because the Company is not profitable; the effects of current, pending and future legislation; regulation and regulatory actions; the ability of the Company to achieve and maintain effective internal control over financial reporting in accordance with SEC rules promulgated under Section 404 of the Sarbanes-Oxley Act; the impact of accounting for stock-based compensation and ongoing regulatory investigations, including the possibility of new and significant information subsequently arising which could lead to different determinations and require different accounting treatment; actions and initiatives by both current and future competitors; the possible sales of stock by employees exercising stock options; our ability to accommodate increased levels of trading activity and keep current with market data requirements; the risks related to the ability of the Company to market and develop its products and services; the Company’s success in obtaining, retaining and selling additional products and services to clients; the pricing of products and services; stock market activity; the ability of NYFIX Clearing Corporation to clear trades due to maximum limits imposed by Depository Trust & Clearing Corporation and the need for intra-day funding commitments from third parties; the ability of the Company’s Transaction Services Division to maintain third-party assistance to access exchanges and other important trading venues; the ability of the Company to comply with the SEC’s net capital rule; the impact of the Company’s customers defaulting on their trading obligations; changes in technology; the availability of skilled technical associates; the ability of the Company to obtain necessary network equipment, technical support or other telecommunications services or being forced to pay higher prices for such equipment, support or services; and the impact of new acquisitions and divestitures; and other risks and uncertainties including those detailed in our SEC filings; as well as future decisions by us.  There can be no assurance that the forward-looking statements will prove to be accurate and the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.